Exhibit 10.5
BOARD SERVICE AGREEMENT
          This Board Service Agreement (the “Agreement”), dated as of [•], 2009, is entered into between New Greektown Holdco L.L.C., a Delaware limited liability company ( the “Company”), and [•] (the “Manager”).
          WHEREAS, the Company holds 100% of the issued and outstanding membership interests of Greektown Holdings, L.L.C., a Michigan limited liability company (“Greektown Holdings”), which holds 100% of the issued and outstanding membership interests of Greektown Casino, L.L.C., a Michigan limited liability company (“Greektown Casino”), which holds 100% of the issued and outstanding shares of each of Contract Builders Corporation (“Contract Builders”) and Realty Equity Company, Inc. (with the Company, Greektown Holdings, Greektown Casino and Contract Builders, collectively, the “Greektown Entities”);
          WHEREAS, the primary asset of Greektown Casino is a casino located in Detroit, Michigan known as the “Greektown Casino” (the “Casino”);
          WHEREAS, this Agreement is entered into as of the effective date (the “Effective Date”) of the Second Amended Joint Plan of Reorganization of Greektown Holdings L.L.C., Kewadin Greektown Casino, L.L.C., Greektown Holdings II, Inc., Contract Builders Corporation, Realty Equity Company Inc. and Trappers GC Partner, LLC pursuant to Title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (as modified and confirmed by the Bankruptcy Court, the “Plan”); and
          WHEREAS, the Manager has been appointed to the board of managers or board of directors, as applicable, of each of the Greektown Entities (collectively, the “Greektown Boards”) as part of the Plan;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:
1.	Term. This Agreement shall become effective on the Effective Date and shall continue thereafter for as long as Manager remains appointed to the Greektown Boards.

2.	Duties. In his capacity as a manager or director, as applicable, of each of the Greektown Boards (the “Board Positions”), Manager shall perform such duties and fulfill such responsibilities as are normally related to such positions, in accordance with the provisions of the applicable charter and organizational documents of the respective Greektown Entity (the “Organizational Documents”) and/or the Delaware Limited Liability Company Act, the Michigan Limited Liability Company Act or the Michigan Business Corporation Act, in each case as applicable. Manager shall also comply with all resolutions and policies of each of the respective Greektown Entities, including, but not limited to, those concerning conflicts of interest, prohibitions on gaming at the

Casino and confidentiality. Without limiting the foregoing, Manager’s duties with regard to the Board Positions shall be as set forth in the applicable Organizational Documents, including, but not limited to, to attend and participate in the respective Greektown Board meetings, to assist with the overall implementation of the Greektown Entities’ business plans and objectives and to fulfill such other duties as assigned by the Greektown Entities’ from time to time. Manager shall perform his duties using his best efforts and in accordance with any statutes, rules, regulations and orders of any governmental or quasi-governmental authority, including the Michigan Gaming Control and Revenue Act and regulations of the Michigan Gaming Control Board, as well as the Greektown Entities’ rules, regulations and practices, including but not limited to, any system of internal controls that are applicable to the performance of services in the Board Positions. As a manager or director for the Greektown Entities, Manager understands and agrees that he must at all times be deemed suitable and eligible by the Michigan Gaming Control Board to perform such duties. Manager further understands and agrees that he must obtain occupational licenses from the Michigan Gaming Control Board before engaging in numerous activities, including, but not limited to, accessing restricted areas of the Casino or the Casinos’ computer-gaming systems or working on the Casino floor, and that he is responsible for abiding by all Michigan Gaming Control Board requirements and that failure to do so will result in immediate termination of his position as Manager.
3.	Compensation. During the period that Manager serves in the Board Positions, the Company will compensate him for all board-related work and activities in an aggregate amount of $100,000 per year, payable in monthly payments on the first day of each month. In addition, (a) the Company will reimburse Manager for any reasonable expenses incurred in the performance of his duties in the Board Positions, in accordance with the Company’s policies regarding reimbursement as in effect from time to time, and (b) the Manager will be entitled to receive certain additional compensation as set forth on Exhibit A attached hereto. During the period that Manager serves in the Board Positions, the Company agrees to maintain directors’ and officers’ liability insurance for and on behalf of Manager in the same manner and on the same terms as it does for other board members.

4.	Termination. Any one of the Greektown Entities may remove Manager, and Manager may resign, from the Board Positions at any time in accordance with the applicable Organizational Documents. Neither the Greektown Entities nor Manager shall be required to provide any advance notice or any reason or cause for the termination or resignation, unless required by the applicable Organizational Documents. Any of the Greektown Entities may terminate Manager immediately and without notice if at any time Manager is no longer found eligible and suitable by the Michigan Gaming Control Board or otherwise deemed unacceptable to the Michigan Gaming Control Board.

5.	Termination Obligations. Upon the cessation of Manager’s service in the Board Positions, this Agreement will terminate and the parties will have no further obligations toward each other except as follows: (a) Manager shall continue to be bound by, and adhere to, the obligations set forth in Section 6 below, (b) Manager will cooperate with the Greektown Entities in winding up and/or transferring to the Greektown Boards any pending work, (c) Manager will cooperate with the Greektown Entities (to the extent allowed by law) in the defense of any action brought against any Greektown Entity and (d) the Company will pay to Manager all compensation and expense reimbursements to which he is entitled through the date of termination.
6.	Confidentiality. Manager acknowledges that, during the course of serving in the Board Position, he will gain access to, use and compile confidential and/or trade secretive information with respect to the business or affairs of the Greektown Entities (and its affiliates or predecessors), including, but not limited to, deliberations of the Greektown Boards, business plans, marketing strategies, practices and procedures, personnel information, labor relations strategies, compensation data, financial data or strategies, accounting records, pricing information, sales and revenue figures and projections, profit or loss figures and projections, legal proceedings and strategies, contractual arrangements, research, and information relating to customers, prospects, clients and suppliers (collectively, “Confidential Information”). Manager agrees that the Confidential Information is and shall remain the property of the respective Greektown Entities. Therefore, Manager agrees that, except as required by law or court order, he will not disclose to any unauthorized person or entity, or use for his own account or for the account of any other person or entity (other than the Greektown Entities), any Confidential Information without the prior written consent of the Greektown Entities. Further, Manager agrees to take all necessary precautions to keep the Confidential Information secret, private, concealed and protected from disclosure, and shall notify all other members of the Greektown Boards immediately of any breach in privacy or disclosure of the Confidential Information. In addition, within seven (7) days of the termination of this Agreement for any reason, or at any other time that any Greektown Entity may request, Manager shall deliver to another member of the Greektown Boards all memoranda, notes, plans, records and other documents and data (and copies thereof), whether tangible or electronic form, containing any Confidential Information that Manager may then possess or have under his control. In the event that Manager is compelled by law to disclose any Confidential Information, or the fact that Confidential Information has been made available to him by the Greektown Entities, Manager agrees that he will provide another member of the Greektown Boards with prompt written notice of such request, so that the applicable Greektown Entity may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If a protective order or other remedy is not obtained, or any Greektown Entity waives compliance with the provisions of this Agreement, Manager agrees that he will furnish only that portion of Confidential Information that is legally required and that he will use his best efforts to obtain reliable assurances that confidential treatment will be accorded to the information or documents disclosed.

7.	Miscellaneous.

a.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

b.	Complete Agreement. Portions of the Organizational Documents pertaining to managers or directors, as applicable, are incorporated by reference into this Agreement. This Agreement otherwise contains the entire understanding and agreement between the parties with respect to the matters addressed herein and as to the nature and extent of the relationship between the parties hereto. This Agreement supersedes any and all other representations, agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof, provided that this Agreement does not supersede the Organizational Documents in any way.

c.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

d.	Assigns. The services contemplated under this Agreement are of a personal nature, and Manager may not assign his rights and obligations under this Agreement. The Greektown Entities may transfer and/or assign this Agreement to another entity if such entity shall perform substantially the same functions as the Greektown Entities.

e.	Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any lawsuit arising out of or in any way related to this Agreement to the parties’ relationship under this Agreement shall be brought only in those state or federal courts having jurisdiction over actions arising in the State of Delaware.

f.	Remedies Upon Breach of Sections 5 or 6. Manager acknowledges that his obligations under Sections 5 and 6 of this Agreement will survive termination of this Agreement. In addition to, and not in limitation of, the provisions of Sections 5 and 6, Manager agrees that any breach of Sections 5 or 6 will cause irreparable damage to the Greektown Entities. In the event of such breach, the Greektown Entities shall have, in addition to any and all other legal remedies, the right to a temporary restraining order, an injunction, specific performance or other equitable relief to prevent the violation of any obligations under this Agreement, without the necessity of proving irreparable harm or posting a bond. In the event any Greektown Entity takes action to enforce Section 5 or 6 of this Agreement, Manager agrees to reimburse such Greektown Entity for any fees and expenses (including reasonable attorney’s fees) incurred in connection with such action.
g.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Manager.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW GREEKTOWN HOLDCO L.L.C.

By:

Name:

Title:

MANAGER

By:

Name:

Title:

Exhibit A
Success Exit Fee
During the period that Manager serves in the Board Positions, if all or substantially all of the assets, operations or equity interests of the Company are sold to a purchaser in a sale transaction or series of related sale transactions, the Company will pay to Manager within 30 days following the consummation of such transaction or transactions a success exit fee in an amount equal to one of the following:
(1)	If the purchase price paid by such purchaser with respect to such transaction or transactions is less than $600 million, the Company will pay to Manager an amount in cash equal to one-third of 0.15% of such purchase price;

(2)	If the purchase price paid by such purchaser with respect to such transaction or transactions is equal to or greater than $600 million, but less than or equal to $700 million, the Company will pay to Manager an amount equal to one-third of 0.25% of such purchase price; or

(3)	If the purchase price paid by such purchaser with respect to such transaction or transactions is greater than $700 million, the Company will pay to Manager an amount equal to one-third of 0.35% of such purchase price.